                                                                      EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIOS

                                                                                        NINE MONTHS
                                                                                       ENDED DECEMBER
                                                          YEAR END                          31,
                                          -----------------------------------------    --------------
                                          1995     1994     1993     1992     1991     1995     1994
                                          -----    -----    -----    -----    -----    -----    -----
Pretax earnings from operations.........   93.5     66.5     49.2     25.7     (3.5)    92.3    111.0
Plus: Interest expense..................   67.8     68.9     68.0     76.2     80.8     52.7     50.9
  Preferred stock dividends.............   13.0      4.8       --       --       --      9.7      9.7
  Amortization of debt expense and
     discounts..........................     .8      1.1      1.6      1.5       .9       .5       .7
  A portion of rental expense( 1/3).....   22.2     28.1     39.7     41.3     38.4     17.2     16.2
                                          -----    -----    -----    -----    -----    -----    -----
          Subtotal(A)...................  197.3    169.4    158.5    144.7    116.6    172.4    188.5
                                          -----    -----    -----    -----    -----    -----    -----
Divided by:
Fixed charges:
  Interest expense......................   67.8     68.9     68.0     76.2     80.8     52.7     50.9
  Preferred stock dividends.............   13.0      4.8       --       --       --      9.7      9.7
  A portion of rental expense( 1/3).....   22.2     28.1     39.7     41.3     38.4     17.2     16.2
  Interest capitalized during the
     period.............................    1.7       .6       .2       .2       .7      1.1       .7
  Amortization of debt expense and
     discounts..........................     .8      1.1      1.6      1.5       .9       .5       .7
                                          -----    -----    -----    -----    -----    -----    -----
          Subtotal(B)...................  105.5    103.5    109.5    119.2    120.8     81.2     78.2
                                          -----    -----    -----    -----    -----    -----    -----
          Ratio of earnings to fixed
            charges(A)/(B)..............   1.87     1.64     1.45     1.21       --(1)  2.12     2.41
                                          =====    =====    =====    =====    =====    =====    =====

The Company believes that one-third of the Company's annual rental expense is a reasonable approximation of the interest factor of such rentals.
---------------
(1) For the year ended March 31, 1991, pretax earnings were not sufficient to cover fixed charges by an amount of $4.2 million.

(2) The ratio for the nine months ended December 31, 1995 may not be indicative of the ratio to be expected for fiscal 1996 because, among other reasons, the Company's U-Haul rental operations are seasonal, and proportionally more of its earnings are generated in the first and second quarters of each fiscal year.